EXHIBIT 99.1
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                        SIMTEK UPDATES INVESTORS FOR 2004
                      REVENUE AND NEW PRODUCT DEVELOPMENTS

COLORADO SPRINGS, Colorado - June 15, 2004 - Simtek Corporation (OTCBB: SRAM), a global provider of advanced nonvolatile semiconductor memory products, today updated management's outlook for 2004 and progress towards market development for its new 0.25 micron nvSRAM and Value-Added Memory (VAM) product lines.

Doug Mitchell, Simtek's president and CEO, stated that completion of product and wafer fabrication qualification requirements for its new 0.25 micron technology had taken longer than originally planned to bring the products to full volume production and that certain key customers are still in program development and system qualification. These combined activities will delay certain production ramp-up schedules by three to six months as a range of customer applications go to production throughout the rest of the year.

"We remain very encouraged with market feedback and specific customer response to the capabilities offered by our quarter micron nvSRAM and VAM product family. During initial introduction of new technologies to the market, delays in product and market developments like we've experienced are common, but once these growing pains are worked through, we fully expect to achieve our original goals of accelerating revenue and a return to profitability," Mitchell said. "With these updates we are revising our revenue projections to approach $4 million in the second quarter and achieve between $17.5 million and $19 million for the year, reduced from prior revenue guidance of $21 million to $25 million."

"In April we reported 120 customers had received samples of our new quarter micron products, with 21 confirmed design wins," Mitchell continued. "Those numbers have grown to 184 and 37, respectively, showing ongoing strong interest in the product line among a wide range of customers and applications. These include our first value-added-memory product which adds the real-time-clock function with exclusive low-power standby operation to the nvSRAM."

Mitchell reiterated Simtek's plan to introduce new products based on the VAM architecture every three to four months. Part types scheduled to follow the recently introduced 1 Mbit nvSRAM with real-time-clock are the 256Kbit nvSRAM with real-time-clock, the 1 Mbit nvSRAM with Serial Peripheral Interface I/O, the 1 Mbit nvSRAM with 16 bit wide parallel I/O and the 1 Mbit nvSRAM with 2-wire serial I/O.

Demand for Simtek's legacy products remains steady, with many of the extraordinary expenses related to moving production to new foundry facilities complete. Availability of these products has improved during the second quarter, allowing the company to catch up against backlog requirements that were delinquent to customer shipping dates at the end of last quarter. The Company continues to forecast an increase in volume demand for the remainder of this year, but with corresponding price reductions, resulting in approximately flat legacy product revenue for the year.


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Simtek Corporation delivers fast re-programmable nonvolatile semiconductor memories. Information on Simtek products can be obtained from its web page: http://www.simtek.com/; email: information@simtek.com; by calling (719) 531-9444; or fax (719) 531-9481. The company is headquartered in Colorado Springs, Colorado, with international sales and marketing channels. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting the Company's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future revenues, potential returns to profitability, performance, expectations of the business environment in which Simtek operates; current and anticipated increased demand for our products; the level and timing of orders that we receive and that we can deliver in a specified period; levels of inventories at our distributors and other customers; inventory mix and timing of customer orders; the success of cost-reduction efforts; our timely introduction and the market acceptance of new technologies and products; maintaining or improving our level of product shipments; our ability to obtain any required financing in a timely manner; and factors not directly related to Simtek, such as competitive pressures on pricing, market conditions in general, competition, technological progression, product obsolescence, and the changing needs of potential customers and the semiconductor industry in general; and current political conditions and negative trends in the global economy.
For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-QSB and Form 8-K filings. This press release does not constitute a solicitation for any proxies. Please read Simtek's definitive proxy statement and related materials that will be filed with the SEC in connection with the annual shareholders meeting, if any.

Contact:
Simtek Corporation
719-531-9444; information@simtek.com